AMERICAN MOLD GUARD RECEIVES NOTIFICATION FROM NASDAQ REGARDING DELISTING

SAN JUAN CAPISTRANO, Calif., April 15, 2008 (PRIME NEWSWIRE) - American Mold Guard, Inc. (NASDAQCM: AMGI - News), announced today that on April 9, 2008 it received a determination letter from the staff of The Nasdaq Stock Market (the "Staff") stating that the Staff has determined to delist American Mold Guard's securities from the Nasdaq Capital Market. Accordingly, unless the company requests an appeal of the Staff's determination, trading of American Mold Guard's securities will be suspended at the opening of business on April 18, 2008 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove American Mold Guard's securities from listing and registration on The Nasdaq Stock Market.

As previously reported on March 26, 2008, American Mold Guard received a notice from The Nasdaq Stock Market advising that the company was not in compliance with Nasdaq Marketplace Rule 4310(c)(3)(the "Rule") because American Mold Guard does not have (a) a minimum of $2,500,000 of stockholder equity, nor (b) a $35,000,000 market value of listed securities nor (c) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As a result of American Mold Guard's noncompliance with the Rule, the Staff of The Nasdaq Stock Market (the "Staff") commenced a review of American Mold Guard's eligibility for continued listing on the Nasdaq Capital Market. To facilitate this review, American Mold Guard was to provide the Staff, by April 9, 2008, with a specific plan to achieve and sustain compliance with all of the Nasdaq Stock Market's listing requirements.

In a letter from American Mold Guard to The Nasdaq Stock Market dated April 9, 2008, American Mold Guard informed the Staff that it would be unable to submit a plan to regain compliance with the Rule as a result of American Mold Guard's recent discontinuance of business operations. On April 9, 2008, American Mold Guard received a Nasdaq Staff Determination Letter from the Staff (the "Nasdaq Staff Determination Letter") stating that since American Mold Guard would be unable to submit a plan to regain compliance with the Rule, the Staff has determined to delist the company's securities from the Nasdaq Capital Market. Further, the Nasdaq Staff Determination Letter stated that the following additional matters serve as additional basis for delisting American Mold Guard's securities:

        (i)        American Mold Guard no longer complies with the independent director and committee requirements set forth in Marketplace Rule 4350(c), and the audit committee composition requirements set forth in Marketplace Rule 4350(d).

        (ii)        The lack of independent oversight of American Mold Guard following the resignation of all of the company's independent directors, as well as American Mold Guard's non-operational status, raise public interest concerns under Marketplace Rule 4300.